Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Presentation of Financial and Other Information” and “Experts” and to the use of our report dated May 8, 2019, in the Registration Statement (F-1) and related Prospectus of Intercorp Financial Services Inc. dated July 15, 2019.

/s/ Paredes, Burga & Asociados Sociedad Civil de Responsabilidad Limitada

A member firm of Ernst & Young Global Limited

Lima, Perú

July 15, 2019